Exhibit 99.1 News

For Immediate Release	Contact:
January 13, 2010	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES TO SUPPLY NEWPAGE PAPER MILL

WITH PRECIPITATED CALCIUM CARBONATE

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NEW YORK, January 13—Minerals Technologies Inc. (NYSE: MTX) announced today that it has entered into a long-term agreement with NewPage Corporation to supply precipitated calcium carbonate (PCC) for filling supercalendered paper at the NewPage Duluth, Minnesota, paper mill.
“We are extremely pleased to broaden our working relationship with NewPage, one of the premier papermakers in North America,” said Joseph C. Muscari, chairman and chief executive officer. “With this agreement, we will supply NewPage up to 70,000 tons per year to the paper mill at Duluth beginning in the second quarter of 2011. The plant will be capable of producing our latest products with enhancements specifically designed for premium groundwood printing and writing grades.”
Minerals Technologies will supply PCC from a production facility in Superior, Wisconsin, that will be built on a site owned by Graymont WI. The PCC manufactured at the Minerals Technologies’ production facility will be shipped to the NewPage paper mill in Duluth, which is less than 10 miles away. Graymont Limited is one of the largest producers of lime in North America, and this collaboration is representative of a key strategic relationship that Minerals Technologies builds with critical raw material suppliers.
Minerals Technologies also provides PCC to NewPage from satellite PCC plants at the paper company’s paper mills in Wisconsin Rapids, Wisconsin, and Wickliffe, Kentucky.
PCC is a specialty pigment for filling and coating high-quality paper. By substituting PCC for more expensive wood fiber, customers like NewPage are able to produce brighter, higher quality paper at lower cost. Minerals Technologies originated the satellite concept for making and delivering PCC on-site at paper mills and the concept was a major factor in revolutionizing papermaking in North America. Minerals Technologies constructed its first PCC satellite plant in 1986. Today, the company has 53 satellite plants in operation or under construction around the world and continues to lead the industry with consistent quality and technical innovation.

Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.1 billion in 2008.

For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/
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